Exhibit 14.2

[BDO McCable Lo Limited Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-102288 and 333-92491) pertaining to the Employee Stock Option plans of NUR Macroprinters Ltd. (“the Company”) and Form F-3 (File Nos. 333-115826, 333-114428, 333-47842 and 333-92493) of the Company and in the related Prospectus of our report dated June 28, 2007 with respect to the financial statements of NUR Asia Pacific Limited included in the Annual Report on Form 20-F of NUR Macroprinters Ltd for the year ended December 31, 2006.

/s/ BDO McCabe Lo Limited

BDO McCabe Lo Limited
Certified Public Accountants

June 28, 2007